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                                                                    Exhibit P(2)

                               FIRST HAWAIIAN BANK

                               INVESTMENT ADVISER

                                 CODE OF ETHICS

                         ADOPTED AS OF OCTOBER 20, 1994

         While affirming its confidence in the integrity and good faith of all of its employees, officers and directors, First Hawaiian Bank recognizes that the knowledge of present or future portfolio transactions and the power to influence portfolio transactions made by or for Bishop Street Funds (the "Trust") which may be possessed by certain of its personnel could place such individuals, if they engage in personal transactions in securities which are eligible for investment by the Trust, in a position where their personal interest may conflict with that of the Trust.

         In view of the foregoing and of the provisions of Rule 17j-1(b)(1) under the Investment Company Act of 1940 (the "1940 Act"), First Hawaiian Bank has determined to adopt this Code of ethics to specify and prohibit certain types of transactions deemed to create conflicts of interest (or at least the potential for or the appearance of such a conflict), and to establish reporting requirements and enforcement procedures.

I.       STATEMENT OF GENERAL PRINCIPLES.

         In recognition of the trust and confidence placed in First Hawaiian Bank by the Trust and its shareholders, and to give effect to First Hawaiian Bank's belief that its operations should be directed to the benefit of the Trust's shareholders First Hawaiian Bank hereby adopts the following general principles to guide the actions of its employees, officers and directors:

         (1) The interests of the Trust's shareholders are paramount, and all of First Hawaiian Bank's personnel must conduct themselves and their operations to give maximum effect to this tenet by assiduously placing the interests of the shareholders before their own.

         (2) All personal transactions in securities by First Hawaiian Bank's personnel must be accomplished so as to avoid even the appearance of a conflict of interest on the part of such personnel with the interests of the Trust and its shareholders.

         (3) All of First Hawaiian Bank's personnel must avoid actions or activities that allow (or appear to allow) a person to profit or benefit from his or her position with respect to the Trust, or that otherwise bring into question the person's independence or judgment.

II.      DEFINITIONS.

         (1) "Access Person" shall mean (i) each director or officer of First Hawaiian Bank, (ii) each employee of First Hawaiian Bank (or of any company in a control relationship to First Hawaiian
                  Bank), and (iii) any natural person in a control relationship to First Hawaiian Bank, but only where such person, with respect to the Trust, makes any recommendation, participates in the determination of which

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                  recommendation shall be made, or whose principal function or duties relate to the determination of which recommendation shall be made by First Hawaiian Bank with respect to the purchase or sale of a Security by the Trust, or where such person, in connection with his or her duties, obtains any information concerning Securities recommendations being made by First Hawaiian Bank to the Trust.

         (2) "Beneficial ownership" of a Security is to be determined in the same manner as it is for purposes of Section 16 of the Securities Exchange Act of 1934. This means that a person should generally consider himself or herself the beneficial owner of any Securities in which he or she has a direct or indirect pecuniary interest. In addition, a person should consider himself or herself the beneficial owner of Securities held by his or her spouse, minor children, a relative who shares his or her home, or other persons by reason of any contract, arrangement, understanding or relationship that provides him or her with sole or shared voting or investment power.

         (3)      "Control" shall have the same meaning as that set forth in
                  Section 2(a)(9) of the 1940 Act. Section 2(a)(9) provides that "control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Ownership of 25% or more of a company's outstanding voting Securities is presumed to give the holder thereof control over the company. Such presumption may be countered by the facts and circumstances of a given situation.

         (4) "Investment Personnel" means all Access Persons who occupy the position of portfolio manager (or who serve on an investment committee that carries out the portfolio management function) with respect to the Trust or any separately-managed series thereof (a "Fund"), all Access Persons who provide or supply information and/or advice to any portfolio manager (or committee), or who execute or help execute any portfolio manager's (or committee's) decisions, and all Access Persons who, in connection with their regular functions, obtain contemporaneous information regarding the purchase or sale of a Security by or for the Trust.

         (5) "Purchase or sale of a Security" includes, among other things, the writing of an option to purchase or sell a Security.

         (6)      "Security" shall have the same meaning as that set forth in
                  Section 2(a)(36) of the 1940 Act, except that it shall not include securities issued by the Government of the United States or an agency thereof, bankers' acceptances, bank certificates of deposit, commercial paper and registered, open-end mutual funds.

         (7) A "Security held or to be acquired" by the Trust (or any Fund) means any Security which, within the most recent fifteen days,
                  (i) is or has been held by the Trust (or any Fund), or (ii) is being or has been considered by First Hawaiian Bank for purchase by the Trust (or any Fund).


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         (8)      A Security is "being purchased or sold" by the Trust from the time when a purchase or sale program has been communicated to the person who places the buy and sell orders for the Trust until the time when such program has been fully completed or terminated.

III.     PROHIBITED PURCHASES AND SALES OF SECURITIES.

         (1) No Access Person shall, in connection with the purchase or sale, directly or indirectly, by such person of a Security held or to be acquired by any Fund:

                  (A) employ any device, scheme or artifice to defraud such Fund;

                  (B) make to such Fund any untrue statement of a material fact or omit to state to such Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

                  (C) engage in any act, practice or course of business which would operate as a fraud or deceit upon such Fund; or

                  (D) engage in any manipulative practice with respect to such Fund.

         (2) Subject to Section IV(2) or IV(3) of this Code, no Access Person shall purchase or sell, directly or indirectly, any Security in which he or she had or by reason of such transaction acquires any Beneficial Ownership, within 24 hours (7 days, in the case of Investment Personnel) before or after the time that the same (or a related) Security is being purchased or sold by any Fund.

         (3) No Investment Personnel may acquire Securities as part of any initial public offering by the issuer.

         (4) No Investment Personnel may sell a Security within 60 days of acquiring beneficial ownership of that Security.

IV.      PRE-CLEARANCE OF TRANSACTIONS.

         (1) Except as provided in Section IV(2), each Access Person must pre-clear each proposed transaction in Securities with First Hawaiian Bank's designated Review Officer prior to proceeding with the transaction. No transaction in Securities may be effected without the prior written approval of the Review Officer. In determining whether to grant such clearance, the Review Officer shall refer to Section IV(3), below.

         (2) The requirements of Section IV(1) shall not apply to the following transactions:

                  (A) Purchases or sales over which the Access Person has no direct or indirect influence or control.


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                  (B)      Purchases or sales which are non-volitional on the
                           part of either the Access Person or any Fund, including purchases or sales upon exercise of puts or calls written by the Access Person and sales from a margin account pursuant to a bona fide margin call.

                  (C) Purchases which are part of an automatic dividend reinvestment plan.

                  (D) Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer.

         (3) The following transactions shall be entitled to clearance from the Review Officer:

                  (A) Transactions which appear upon reasonable inquiry and investigation to present no reasonable likelihood of harm to the Trust and which are otherwise in accordance with Rule 17j-1. Such transactions would normally include purchases or sales of up to 1,000 shares of a Security which is being considered for purchase or sale by a Fund (but not then being purchased or sold) if the issuer has a market capitalization of over $1 billion.

                  (B) Purchases or sales of Securities which are not eligible for purchase or sale by any Fund of the Trust, as determined by reference to the Act and blue sky laws and regulations thereunder, the investment objectives and policies and investment restrictions of the Trust and its series, undertakings made to regulatory authorities.

                  (C) Transactions which the Senior Management Committee or successor committee of senior executive officers of First Hawaiian Bank as a group and after consideration of all the facts and circumstances determine to be in accordance with Section III and to present no reasonable likelihood of harm to the Trust.

V.       ADDITIONAL RESTRICTIONS AND REQUIREMENTS.

         (1) No Access Person shall accept or receive any gift of more than de minimis value from any person or entity that does business with or on behalf of First Hawaiian Bank or the Trust.

         (2) No Investment Personnel may accept a position as a director, trustee or general partner of a publicly-traded company or partnership unless such position has been presented to and approved by First Hawaiian Bank and by the Trust's Board of Trustees as consistent with the interests of the Trust and its shareholders.

         (3) Each Access Person must direct each brokerage firm or bank at which such person maintains a Securities account to promptly send duplicate copies of such person's statement to the Review Officer. Compliance with this provision can be effected by the Access Person providing duplicate copies of all such statements


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                  directly to the Review Officer within two business days of receipt by the Access Persons.

         (4) Each Access Person must provide to the Review Officer a complete listing of all Securities owned by such person as of June 30, 1994, and thereafter must submit a revised list of such holdings to the Review Officer as of January 1 of each subsequent year. The initial listing must be submitted no later than January 1, 1995 (or within 10 days of the day upon which such person first became an Access Person of the Trust), and each update thereafter must be provided no later than 10 days after the start of the subsequent year.

VI.      REPORTING OBLIGATION.

         (1) First Hawaiian Bank shall create and thereafter maintain a list of all Access Persons.

         (2) Each Access Person shall report all transactions in Securities in which the person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership. Reports shall be filed with the Review Officer each quarter. The Review Officer shall submit confidential quarterly reports with respect to his or her own personal Securities transactions to an officer designated to receive his or her reports ("Alternate Review Officer"), who shall act in all respects in the manner prescribed herein for the Review Officer.

         (3) Every report shall be made not later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

                  (A) The date of the transaction, the title and the number of shares or the principal amount of each Security involved;

                  (B) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

                  (C)      The price at which the transaction was effected;

                  (D) The name of the broker, dealer or bank with or through whom the transaction was effected; and

                  (E)      The date the report was signed.

         (4) Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the Security to which the report relates.

         (5) Every Access Person shall report the name of any publicly-owned company (or any company anticipating a public offering of its equity securities) and the total


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                  number of its shares beneficially owned by him or her if such total ownership is more than 1/2 of 1% of the company's outstanding shares.

         (6) In the event no reportable transactions occurred during the quarter, the report should be so noted and returned signed and dated.

VII.     REVIEW AND ENFORCEMENT.

         (1) The Review Officer shall compare all reported personal Securities transactions with completed portfolio transactions of the Trust and a list of Securities being considered for purchase or sale by First Hawaiian Bank to determine whether a violation of this Code may have occurred. Before making any determination that a violation has been committed by any person, the Review Officer shall give such person an opportunity to supply additional explanatory material.

         (2) If the Review Officer determines that a violation of this Code may have occurred, he or she shall submit his or her written determination, together with the confidential monthly report and any additional explanatory material provided by the individual, to the President of First Hawaiian Bank, who shall make an independent determination as to whether a violation has occurred.

         (3) If the President finds that a violation has occurred, the President shall impose upon the individual such sanctions as he or she deems appropriate and shall report the violation and the sanction imposed to the Board of Trustees of the Trust.

         (4) No person shall participate in a determination of whether he or she has committed a violation of the Code or of the imposition of any sanction against himself or herself. If a Securities transaction of the President is under consideration, any Vice Chairman shall act in all respects in the manner prescribed herein for the President.

VIII.    RECORDS.

         First Hawaiian Bank shall maintain records in the manner and to the extent set forth below, which records shall be available for examination by representatives of the Securities and Exchange Commission.

         (1) A copy of this Code and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

         (2) A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

         (3) A copy of each report made by an officer or trustee pursuant to this Code shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place; and


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         (4)      A list of all persons who are, or within the past five years have been, required to make reports pursuant to this code shall be maintained in an easily accessible place.

IX.      MISCELLANEOUS.

         (1) All reports of Securities transactions and any other information filed with the Trust pursuant to this Code shall be treated as confidential.

         (2) First Hawaiian Bank may from time to time adopt such interpretations of this Code as it deems appropriate.

         (3) The President of First Hawaiian Bank shall report to First Hawaiian Bank and to the Board of Trustees of the Trust at least annually as to the operation of this Code and shall address in any such report the need (if any) for further changes or modifications to this Code.

         (4) The Senior Trust Committee of First Hawaiian Bank is hereby delegated and authorized to review and revise this Code of Ethics from time to time as it deems necessary or appropriate for compliance with all applicable laws, rules and regulations.


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